Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related prospectus of Jarden Corporation and subsidiaries (the “Company”) dated May 13, 2010 for the registration of common stock, and to the incorporation by reference therein of our report dated February 25, 2008, with respect to the consolidated financial statements and schedule of the Company for the year ended December 31, 2007, included in its Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

May 13, 2010